Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

FCB Bancorp and Subsidiaries

We consent to the incorporation by reference in Registration Statement number 333-141391 on Form S-8 of our report dated April 2, 2007, with respect to the consolidated balance sheets of FCB Bancorp and Subsidiaries as of December 31, 2006, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the year ended December 31, 2006, which report is included in this annual report on Form 10-K of FCB Bancorp and Subsidiaries for the year ended December 31, 2006.

Portland, Oregon
April 2, 2007